Exhibit 99.1
News Release
Date: September 3, 2008 Nalco Commercializes BrightWater® Enhanced Oil Recovery Technology	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) today announced the commercial launch of proprietary BrightWater® Reservoir Sweep Efficiency Technology after early applications demonstrated crude oil production increases of 25 to 80 percent in test wells.

“Nalco has worked for nearly a decade with technically sophisticated energy companies to develop and test BrightWater technology to enhance waterflood sweep efficiency in oil reservoirs.  Tests concluded to date have generated very promising results,” said J. Erik Fyrwald, Nalco Chairman, President and Chief Executive Officer.  “This patented technology has the potential to add to the world’s proven reserves, increase production in otherwise declining reservoirs, and contribute meaningfully to the success of our customers without risk of environmental impacts.”

Nalco’s BrightWater technology is currently targeted at enhancing oil production uplift in sandstone reservoirs that account for as much as 20 percent of the world’s approximately 1.2 trillion barrels of known crude oil reserves.

Waterflood operations are one of several enhanced oil recovery strategies used by oil production companies to maximize and/or accelerate production of oil in place.  Typically, producers are only able to capture a portion of the Original Oil In Place (OOIP) in a reservoir.  In addition to accelerating oil production, using BrightWater technology in combination with Nalco’s enhanced engineering expertise is expected to provide access to an additional 2 to 10 percent of OOIP in applicable fields, potentially adding to proven reserves.  Proven reserves are the portion of OOIP that producers are reasonably certain can be extracted.

“While we would like to believe that our expertise and technology will always deliver returns at the high test rates we have seen to date, the characteristics of each reservoir may not always allow this exceptional performance.  Still, providing even a 2 percent increase in production of OOIP while also accelerating oil capture would bring substantial economic gains to our customers,” said Steve Taylor, Group Vice President and President, Energy Services.

If additional trials being completed this year are successful, Nalco believes its enhanced oil recovery (EOR) platform, which includes recently acquired Tiorco, could contribute meaningfully to Energy Services growth over the next decade.  BrightWater technology sales in 2008 are expected to exceed $5 million in initial commercialization stage, with sales in 2009 expected to more than double this amount, Taylor said while noting that his projection assumes that crude oil prices continue to make EOR efforts attractive.  Drilling additional wells is the primary potential alternative to BrightWater technology in the late-waterflood stage of field development. However, Nalco’s BrightWater offering has significant ease-of-use and capital investment advantages over drilling efforts and other tertiary recovery methods.

NALCO COMPANY

“The marketplace for our offering is sizable, and the value we can deliver through additional oil generation at existing fields should make a positive contribution to our customers and the global economy in general,” Taylor noted. “I would caution, however, that new EOR technologies can take a substantial amount of time to be fully adopted, often taking two to three decades to reach full market penetration.  Because of this, we are targeting 20 percent penetration by 2016. As we work to fully understand the value that BrightWater technology can create, we are confident it will be a key component of our strong EOR offering.”

More information about BrightWater technology is available at www.nalco.com/BrightWater.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2007, Nalco achieved sales of more than $3.9 billion. For more information visit www.nalco.com.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or  value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.